Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS $86.2 MILLION OPERATING INCOME IN THIRD QUARTER
2011; QUARTERLY GROSS PREMIUMS UP 17% DRIVEN BY TARGETED LINES
ZUG, SWITZERLAND, November 3, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today reported operating income of $86.2 million, or $2.19 per diluted share, for the third quarter of 2011 compared to operating income of $143.6 million, or $2.94 per diluted share, for the third quarter of 2010. Operating income for the nine months ended September 30, 2011 was $89.0 million, or $2.24 per diluted share, compared to operating income of $300.5 million, or $5.79 per diluted share, for the first nine months of 2010.
President and Chief Executive Officer Scott Carmilani commented, “Allied World is pleased to report strong operating returns in the third quarter of 2011. Despite the catastrophe activity in the quarter, the company was able to generate operating income of $2.19 per diluted share which equates to 11.5% operating return on equity on an annualized basis.
Also noteworthy is the favorable premium growth experienced in each of our operating segments during the quarter. This growth was led by our international reinsurance business written out of our Lloyd’s platform where we are participating in the rate increases experienced in the territories impacted by global catastrophe activity over the last two years. On the insurance side, we continue to gain more traction in the new specialty classes that we are targeting in both our U.S. and international insurance platforms.”
The company reported a net loss of $11.0 million, or $0.29 per diluted share, for the third quarter of 2011 compared to net income of $254.5 million, or $5.21 per diluted share, for the third quarter of 2010. Net income for the nine months ended September 30, 2011 was $91.4 million, or $2.30 per diluted share, compared to net income of $572.2 million, or $11.03 per diluted share, for the first nine months of 2010.
Mr. Carmilani continued, “When including mark-to-market losses on investments, we are reporting a net loss for the quarter driven by market losses taken against our trading investment portfolio. Despite these losses for the quarter, our investment returns have continued to outperform many of our peers and our benchmarks over the last several years and we continue to actively manage our portfolio with a bias towards a shorter duration and diversification into non-fixed income asset classes.”
Mr. Carmilani concluded, “Growing diluted book value per share by 2.1% year to date despite the catastrophe activity and the volatility in the equity markets is a strong accomplishment for our company.

Given the current valuation of our stock price, we are pleased to announce the resumption of our share repurchase program which has $201 million of remaining capacity.”
Underwriting Results
Gross premiums written were $442.7 million in the third quarter of 2011, a 17.0% increase compared to $378.5 million in the third quarter of 2010. For the nine months ended September 30, 2011, gross premiums written totaled $1,523.0 million, a 10.6% increase compared to $1,376.5 million in the first nine months of 2010.
Net premiums written were $350.3 million in the third quarter of 2011, a 15.9% increase compared to $302.2 million in the third quarter of 2010. For the nine months ended September 30, 2011, net premiums written totaled $1,226.9 million, an 11.0% increase compared to $1,105.3 million in the first nine months of 2010.
The combined ratio was 83.9% in the third quarter of 2011 compared to 70.3% in the third quarter of 2010. The loss and loss expense ratio was 55.4% in the third quarter of 2011 compared to 37.4% in the third quarter of 2010. During the third quarter of 2011, the company recorded net favorable reserve development on prior loss years of $61.5 million. This favorable reserve development resulted in a benefit of 16.6 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the third quarter of 2010, where the company recorded net favorable reserve development on prior loss years of $101.4 million, a benefit of 29.9 percentage points to the company’s loss and loss expense ratio for that quarter. Absent these adjustments, the loss and loss expense ratio for the third quarter of 2011 was 72.0% compared to 67.3% for the third quarter of 2010. The third quarter 2011 loss and loss expense ratio was impacted by $33.5 million of net losses, or 9.0 percentage points, from Hurricane Irene during the quarter and additional losses developing from catastrophes occurring in the first half of 2011. These catastrophe losses were comprised of $3.5 million from our U.S. insurance segment, $10.5 million from our international insurance segment and $19.5 million from our reinsurance segment. The third quarter 2010 loss and loss expense ratio was impacted by losses of $25.0 million, or 7.4 percentage points, from major loss events during that quarter.
The company’s expense ratio was 28.5% for the third quarter of 2011 compared to 32.9% for the third quarter of 2010. The expense ratio was 30.4% for the nine months ended September 30, 2011 compared to 31.7% in the first nine months of 2010. The decreases in these ratios for the three and nine months ended September 30, 2011 were driven by increases in earned premiums and reductions in general and administrative expenses primarily due to a decrease in performance-based compensation expenses.
Investment Results
The total return on the company’s investment portfolio for the three and nine months ended September 30, 2011 was negative 1.1% and positive 1.1%, respectively. For the third quarter 2011, the company reported net realized investment losses of $130.8 million resulting from mark-to-market losses of $139.2 million and gains from the sale of securities of $8.4 million. See the table below for the components of our investment returns for the three and nine months ended September 30, 2011:

	THREE MONTHS ENDED	NINE MONTHS ENDED
(expressed in thousands of U.S. Dollars)	SEPTEMBER 30, 2011	SEPTEMBER 30, 2011
Net investment income	$47,883	$150,459
Net realized investment losses	(130,809)	(21,555)
Decrease in unrealized investment gains	(5,924)	(42,389)

Net investment income, realized gains and unrealized gains	$(88,850)	$86,515

Average invested assets	$8,048,140	$7,878,280

Financial statement portfolio return	-1.1%	1.1%
Note: net investment income, net realized gains/losses and change in unrealized gains/losses are disclosed on a pre-tax basis.
Other Income
Other income for the three and nine months ended September 30, 2011 was $35.0 million. This represented a termination fee resulting from our previously announced merger agreement with Transatlantic Holdings, Inc., which was terminated on September 15, 2011. Given the non-recurring nature of this item, it has been excluded from the computation of the company’s operating returns.
Shareholders’ Equity
As of September 30, 2011, our total shareholders’ equity was $3.0 billion, compared to $3.1 billion as of December 31, 2010.
The company’s annualized net (loss) income return on average shareholders’ equity for the three and nine months ended September 30, 2011 was (1.5%) and 4.1%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and nine months ended September 30, 2011 was 11.5% and 4.0%, respectively.

Share Repurchase Program
The company is announcing the resumption of its share repurchase program which was inactive in the second and third quarters of 2011 because of our merger agreement with Transatlantic Holdings, Inc., which was subsequently terminated. As of September 30, 2011, the company had $200.9 million of remaining capacity available under the share repurchase program.
As of September 30, 2011, diluted book value per share was $75.82, an increase of 2.1% compared to $74.29 as of December 31, 2010. For the first nine months of 2011, the company repurchased 969,163 of its common shares under its share repurchase program at an average repurchase price of $61.91 per share for an aggregate cost of $60.0 million.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of September 30, 2011. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the third quarter of 2011 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, November 4, 2011 at 9:00 a.m. (Eastern Time) to discuss the third quarter 2011 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 843-0890 (U.S. and Canada callers) or (412) 317-9250 (international callers) and entering the passcode 0137127 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, November 18, 2011 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 10004958. In addition, the webcast will remain available online through Friday, November 18, 2011 at www.awac.com.

Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, foreign exchange gain or loss and impairment of intangible assets, and any other non-recurring items. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings, net foreign exchange gain or loss, and any other non-recurring items from the calculation of operating income because these amounts are heavily influenced by and fluctuate in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is an important measure of calculating shareholder returns.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and credit spread movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements U.S. GAAP information. In calculating

ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Gross premiums written	$442,698	$378,445	$1,522,984	$1,376,455
Premiums ceded	(92,438)	(76,276)	(296,050)	(271,199)

Net premiums written	350,260	302,169	1,226,934	1,105,256
Change in unearned premiums	21,080	37,327	(165,411)	(88,512)

Net premiums earned	371,340	339,496	1,061,523	1,016,744
Net investment income	47,883	59,479	150,459	193,975
Net realized investment (losses) gains	(130,809)	116,930	(21,555)	289,350
Net impairment charges recognized in earnings	—	—	—	(168)
Other income	35,000	—	35,000	913

Total revenue	323,414	515,905	1,225,427	1,500,814

Expenses:
Net losses and loss expenses	205,546	126,988	745,811	547,864
Acquisition costs	39,680	41,919	120,733	120,641
General and administrative expenses	66,007	69,871	201,164	201,423
Amortization and impairment of intangible assets	767	892	2,300	2,675
Interest expense	13,748	9,533	41,235	28,592
Foreign exchange loss (gain)	2,966	(1,387)	3,708	248

Total expenses	328,714	247,816	1,114,951	901,443

(Loss) Income before income taxes	(5,300)	268,089	110,476	599,371
Income tax expense	5,672	13,569	19,028	27,152

NET (LOSS) INCOME	$(10,972)	$254,520	$91,448	$572,219

PER SHARE DATA:
Basic (loss) earnings per share	$(0.29)	$5.59	$2.40	$11.78
Diluted (loss) earnings per share	$(0.29)	$5.21	$2.30	$11.03
Weighted average common shares outstanding	38,110,368	45,544,060	38,078,116	48,580,541
Weighted average common shares and common share equivalents outstanding	38,110,368	48,839,991	39,759,780	51,887,390
Dividends paid per share	$0.375	$0.20	$0.375	$0.60

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2011	2010

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2011: $264,050; 2010: $828,544)	$284,966	$891,849
Fixed maturity investments trading, at fair value	6,279,615	5,769,097
Equity securities trading, at fair value	424,104	174,976
Other invested assets trading, at fair value	552,074	347,632

Total investments	7,540,759	7,183,554
Cash and cash equivalents	902,573	853,368
Insurance balances receivable	607,270	529,927
Prepaid reinsurance	218,514	187,287
Reinsurance recoverable	1,009,643	927,588
Accrued investment income	39,743	40,520
Net deferred acquisition costs	115,070	96,803
Goodwill	268,376	268,376
Intangible assets	54,576	56,876
Net deferred tax assets	26,872	19,740
Other assets	50,424	75,184

Total assets	$10,833,820	$10,239,223

LIABILITIES:
Reserve for losses and loss expenses	$5,245,553	$4,879,188
Unearned premiums	1,158,842	962,203
Reinsurance balances payable	95,463	99,732
Net balances payable on purchases and sales of investments	405,124	318,570
Senior notes	797,885	797,700
Accounts payable and accrued liabilities	127,879	106,010

Total liabilities	$7,830,746	$7,163,403

SHAREHOLDERS’ EQUITY:
Common shares: 2011: par value CHF 14.38 per share and 2010: par value CHF 15.00 per share (2011: 40,003,642; 2010: 40,003,642 shares issued and 2011: 38,145,557; 2010: 38,089,226 shares outstanding)	571,455	600,055
Additional paid-in capital	73,797	170,239
Treasury shares, at cost (2011: 1,858,085; 2010: 1,914,416)	(112,624)	(112,811)
Retained earnings	2,452,650	2,361,202
Accumulated other comprehensive income, net of tax	17,796	57,135

Total shareholders’ equity	3,003,074	3,075,820

Total liabilities and shareholders’ equity	$10,833,820	$10,239,223

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended September 30, 2011	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$201,522	$109,612	$131,564	$442,698
Net premiums written	157,310	61,386	131,564	350,260
Net premiums earned	150,474	80,175	140,691	371,340
Net losses and loss expenses	(85,720)	(43,666)	(76,160)	(205,546)
Acquisition costs	(19,549)	343	(20,474)	(39,680)
General and administrative expenses	(28,945)	(21,558)	(15,504)	(66,007)

Underwriting income	16,260	15,294	28,553	60,107
Net investment income				47,883
Net realized investment losses				(130,809)
Other income — termination fee				35,000
Amortization and impairment of intangible assets				(767)
Interest expense				(13,748)
Foreign exchange loss				(2,966)

Loss before income taxes				$(5,300)

GAAP Ratios:
Loss and loss expense ratio	57.0%	54.5%	54.1%	55.4%
Acquisition cost ratio	13.0%	(0.4%)	14.6%	10.7%
General and administrative expense ratio	19.2%	26.9%	11.0%	17.8%

Combined ratio	89.2%	81.0%	79.7%	83.9%

	U.S.	International
Quarter Ended September 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$181,232	$100,858	$96,355	$378,445
Net premiums written	140,481	65,520	96,168	302,169
Net premiums earned	129,650	80,557	129,289	339,496
Net losses and loss expenses	(55,144)	(11,040)	(60,804)	(126,988)
Acquisition costs	(18,081)	29	(23,867)	(41,919)
General and administrative expenses	(31,781)	(22,819)	(15,271)	(69,871)

Underwriting income	24,644	46,727	29,347	100,718
Net investment income				59,479
Net realized investment gains				116,930
Amortization and impairment of intangible assets				(892)
Interest expense				(9,533)
Foreign exchange gain				1,387

Income before income taxes				$268,089

GAAP Ratios:
Loss and loss expense ratio	42.5%	13.7%	47.0%	37.4%
Acquisition cost ratio	13.9%	0.0%	18.5%	12.3%
General and administrative expense ratio	24.5%	28.3%	11.8%	20.6%

Combined ratio	80.9%	42.0%	77.3%	70.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Nine Months Ended September 30, 2011	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$611,562	$399,530	$511,892	$1,522,984
Net premiums written	470,099	245,281	511,554	1,226,934
Net premiums earned	431,812	236,421	393,290	1,061,523
Net losses and loss expenses	(294,146)	(186,932)	(264,733)	(745,811)
Acquisition costs	(56,527)	2,946	(67,152)	(120,733)
General and administrative expenses	(90,997)	(62,939)	(47,228)	(201,164)

Underwriting (loss) income	(9,858)	(10,504)	14,177	(6,185)
Net investment income				150,459
Net realized investment losses				(21,555)
Other income — termination fee				35,000
Amortization and impairment of intangible assets				(2,300)
Interest expense				(41,235)
Foreign exchange loss				(3,708)

Income before income taxes				$110,476

GAAP Ratios:
Loss and loss expense ratio	68.1%	79.1%	67.3%	70.3%
Acquisition cost ratio	13.1%	(1.2%)	17.1%	11.4%
General and administrative expense ratio	21.1%	26.6%	12.0%	19.0%

Combined ratio	102.3%	104.5%	96.4%	100.7%

	U.S.	International
Nine Months Ended September 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$532,980	$389,881	$453,594	$1,376,455
Net premiums written	407,274	245,110	452,872	1,105,256
Net premiums earned	384,514	257,027	375,203	1,016,744
Other income	913	—	—	913
Net losses and loss expenses	(222,767)	(133,069)	(192,028)	(547,864)
Acquisition costs	(50,895)	29	(69,775)	(120,641)
General and administrative expenses	(89,578)	(67,321)	(44,524)	(201,423)

Underwriting income	22,187	56,666	68,876	147,729
Net investment income				193,975
Net realized investment gains				289,350
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(2,675)
Interest expense				(28,592)
Foreign exchange loss				(248)

Income before income taxes				$599,371

GAAP Ratios:
Loss and loss expense ratio	57.9%	51.8%	51.2%	53.9%
Acquisition cost ratio	13.2%	0.0%	18.6%	11.9%
General and administrative expense ratio	23.3%	26.2%	11.9%	19.8%

Combined ratio	94.4%	78.0%	81.7%	85.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net (loss) income	$(10,972)	$254,520	$91,448	$572,219
Add after tax affect of:
Net realized investment losses (gains)	126,440	(109,581)	26,119	(272,033)
Net impairment charges recognized in earnings	—	—	—	109
Other Income — termination fee	(32,270)	—	(32,270)	—
Foreign exchange loss / (gain)	2,966	(1,387)	3,708	248

Operating income	$86,164	$143,552	$89,005	$300,543

Weighted average common shares outstanding:
Basic	38,110,368	45,544,060	38,078,116	48,580,541
Diluted	39,340,710 *	48,839,991	39,759,780	51,887,390

Basic per share data:
Net (loss) income	$(0.29)	$5.59	$2.40	$11.78
Add after tax affect of:
Net realized investment losses (gains)	3.32	(2.41)	0.69	(5.60)
Net impairment charges recognized in earnings	—	—	—	—
Other Income — termination fee	(0.85)	—	(0.85)	—
Foreign exchange loss / (gain)	0.08	(0.03)	0.10	0.01

Operating income	$2.26	$3.15	$2.34	$6.19

Diluted per share data
Net (loss) income	$(0.29) *	$5.21	$2.30	$11.03
Add after tax affect of:
Net realized investment losses (gains)	3.21	(2.24)	0.66	(5.24)
Net impairment charges recognized in earnings	—	—	—	—
Other Income — termination fee	(0.82)	—	(0.81)	—
Foreign exchange loss / (gain)	0.09	(0.03)	0.09	—

Operating income	$2.19	$2.94	$2.24	$5.79

*	Diluted weighted average common shares outstanding were only used in the calculation of diluted operating income per share. There were no common share equivalents included in calculating diluted earnings per share as there was a net loss and any additional shares would prove to be anti-dilutive.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	September 30,	December 31,	September 30,
	2011	2010	2010
Price per share at period end	$53.71	$59.44	$56.59
Total shareholders’ equity	$3,003,074	$3,075,820	$3,341,314
Basic common shares outstanding	38,145,557	38,089,226	42,394,576
Add: unvested restricted share units	256,672	571,178	580,706
Add: Performance based equity awards	898,014	1,440,017	1,409,984
Add: employee share purchase plan	1,215	10,576	—
Add: dilutive options/warrants outstanding	1,107,305	3,272,739	4,563,380
Weighted average exercise price per share	$38.80	$35.98	$34.69
Deduct: options bought back via treasury method	(799,914)	(1,980,884)	(2,797,512)

Common shares and common share equivalents outstanding	39,608,849	41,402,852	46,151,134

Basic book value per common share	$78.73	$80.75	$78.81
Diluted book value per common share	$75.82	$74.29	$72.40

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Opening shareholders’ equity	$3,044,417	$3,468,543	$3,075,820	$3,213,295
Deduct: accumulated other comprehensive income	(23,095)	(138,245)	(57,135)	(149,849)

Adjusted opening shareholders’ equity	3,021,322	3,330,298	3,018,685	3,063,446

Closing shareholders’ equity	$3,003,074	$3,341,314	$3,003,074	$3,341,314
Deduct: accumulated other comprehensive income	(17,796)	(111,760)	(17,796)	(111,760)

Adjusted closing shareholders’ equity	2,985,278	3,229,554	2,985,278	3,229,554

Average shareholders’ equity	$3,003,300	$3,279,926	$3,001,982	$3,146,500

Net (loss) income available to shareholders	$(10,972)	$254,520	$91,448	$572,219
Annualized net (loss) income available to shareholders	(43,888)	1,018,080	121,931	762,959
Annualized return on average shareholders’ equity - net (loss) income available to shareholders	(1.5%)	31.0%	4.1%	24.2%

Operating income available to shareholders	$86,164	$143,552	$89,005	$300,543
Annualized operating income available to shareholders	344,656	574,208	118,673	400,724
Annualized return on average shareholders’ equity - operating income available to shareholders	11.5%	17.5%	4.0%	12.7%

Source: Allied World Assurance Company Holdings, AG
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